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Exhibit 1

TRANSACTED

in Berlin, on 23 December 2002

(in words: twenty-third of December two thousand and two)

before the undersigned Notary

Hans-Hermann Rösch

Rankestraße 21, D-10789 Berlin

today appeared:

1
Ms. Carolin G e y e r, born on 16 February 1962,

2
Ms. Ulrike M e r c h, born on 19 June 1978,

-both with business address Rankestraße 21, 10789 Berlin -

The persons appearing are personally known to the Notary.

Ms. Geyer declared in advance that she does not wish to make the following declarations in her own name but, based on the uncertified power of attorney dated 20 December 2002, of which a telefax copy was on hand which the Notary enclosed to this transaction as Annex 1, on behalf of

Eckert Consult, Organisations- und Strategieberatung GmbH,

with registered office in Zepernick,

registered in the Commercial Register of the Local Court Frankfurt/Oder under HRB 7134

-hereinafter referred to as "Eckert Consult GmbH" -.

Ms. Merch declared in advance that she does not wish to make the following declarations in her own name but, based on the uncertified power of attorney dated 23 December 2002, of which a telefax copy was on hand which the Notary enclosed to this transaction as Annex 2, on behalf of

Isonics Corporation,

Golden, USA,

-hereinafter referred to as "Isonics" -.

The Notary explained the prohibition on participation according to Sect. 3 para. 1 No. 7 BeurkG (Notarisation Act). The persons appearing answered in the negative to the question of the Notary, whether a prior involvement within the meaning of this provision existed.

Thereupon, the persons appearing requested notarisation of the following

Share Purchase and Assignment Agreement

1      Preliminary Statement

  Eckert Consult, Organisations- und Strategieberatung GmbH, Zepernick is shareholder, with a share of a nominal amount of DM 29,100.00, in

IUT Institut für Umwelttechnologien GmbH,

with registered office in Berlin,

-hereinafter referred to as "Company" -,

  with nominal capital in an amount of DM 100,000.00 which is fully paid up.

2      Preliminary Agreement

2.1
Eckert Consult GmbH herewith undertakes to sell and assign its share in a nominal amount of DM 29,100.00, defined in No. 1, to Isonics. This obligation is subject to the condition precedent of the provision of the counter-performance pursuant to No. 2.2 below.

2.2
As counter-performance for the opportunity to purchase specified in No. 2.1, Isonics shall pay an amount of 50,000.00 US Dollars to Eckert Consult GmbH by 31 December 2002 free of charges to the following account:

Account holder:	Eckart Consult Organisations- und Strategieberatung GmbH
Account No.:	0447722
Bank Code:	120 400 00
Bank:	Commerzbank AG

2.3
In the event the condition precedent pursuant to No. 2.2 above does not occur, damage claims of Eckert Consult GmbH are excluded.

2.4
The counter-performance specified in No. 2.2 shall remain with Eckert Consult GmbH even if the following Share Purchase and Assignment Agreement is revoked by declaration of withdrawal pursuant to No. 3.6.

3      Share Purchase and Assignment Agreement

  Under the assumption of the Preliminary Agreement pursuant to No. 2.1 and 2.2 above being effectively realised, the parties agree the following:

3.1
Eckert Consult GmbH herewith sells its share specified in No. 1 in a nominal amount of DM 29,100.00 to Isonics. This sale also includes the right to participate in profits as of 1 January 2003.

3.2
The purchase price amounting to 450,000.00 US Dollars is due for payment by 28 February 2003 to the account stated in No. 2.2, free of charges.

3.3
Eckert Consult GmbH declares that it can freely dispose of the share defined in No. 1, in particular that this is free from third party rights and encumbrances. Beyond that, warranty claims are excluded to the extent permissible by law. This declaration does not represent a guarantee declaration within the meaning of Sect. 443 BGB (German Civil Code).

3.4
Eckert Consult GmbH herewith assigns its share specified in No. 1 in a nominal amount of DM 29,100.00 to Isonics, which accepts the assignment. The assignment is subject to the condition precedent of full payment of the purchase price pursuant to No. 3.2.

3.5
The assignment includes the right to participate in profits as of 1 January 2003.

3.6
Insofar as the condition precedent specified in No. 3.4 has not occurred by 10 March 2003, Eckert Consult GmbH and Isonics have the right to withdraw from this contract by way of written declaration vis-à-vis the undersigned Notary. The declaration of withdrawal must be received by the undersigned Notary by 17 March 2003, 12.00 hours. To this extent, the Notary is authorised by the parties to receive declarations and, if necessary, to forward them on to other parties.

4      Miscellaneous

4.1
German law is applicable to this Agreement. Place of jurisdiction is Berlin.

4.2
Eckert Consult GmbH and Isonics shall each bear half of the costs of this notarial transaction.

4.3
The persons appearing declared that the Company does not own real estate.

The notarial transaction was read out to the persons appearing, approved by them and personally signed by them as follows:

(signatures)

Annex 1 to the notarial transaction of
23 December 2002, Roll of Deeds No. R 213/2002

Power of Attorney

We, in our capacity as shareholders in

IUT Institut für Umwelttechnologien GmbH,
with registered office in Berlin

registered in the Commercial Register of the Local Court of Charlottenburg under HRB 46572 herewith grant power of attorney to

Ms.

Carolin Geyer
business address at Rankestrasse 21, 10789 Berlin

and

Ms.

Jeanine Niedan,
business address at Rankestrasse 21, 10789 Berlin

- hereinafter referred to as "Proxies"-

i.e., each individually by themselves and being exempt from the restrictions of Sect. 181, BGB (German Civil Code), to conclude a Preliminary Agreement and a Share Purchase and Assignment Agreement regarding the shares held by us in the Company in a nominal amount of DM 29,100.00, and to make and receive all declarations required for this.

The power of attorney shall be interpreted broadly in cases of doubt.

The Proxies are authorised to grant sub-power of attorney.

Berlin, 20.12.2002

Eckert Consult, Organisations- und Strategieberatung GmbH

(signature)

(Andreas Eckert)

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  Exhibit 1